Exhibit (h)(2)(b)(3)

SSGA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

November 1, 2019

Re: SSGA Funds Management Sub-Administration Agreement – Additional Series

Ladies and Gentlemen:

Reference is made to the Sub-Administration Agreement between State Street Bank and Trust Company (the “Sub-Administrator”) and SSGA Funds Management, Inc. (the “Administrator”) dated June 1, 2015 (the “Agreement”).

In accordance with Section 1, of the Agreement, the Administrator hereby requests that Sub-Administrator act as Sub-Administrator for the new Portfolios listed below under the terms of the Agreement. In connection with such request, the Administrator hereby confirms to the Sub-Administrator, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

New Portfolios:

State Street Navigator Securities Lending Trust

State Street Navigator Securities Lending Portfolio II

Additionally, please be advised that the Trust is providing notice in accordance with the Agreement, that State Street Navigator Securities Lending Portfolio II acquired substantially all of the assets and assumed the liabilities of State Street Navigator Securities Lending Portfolio III on November 1, 2019. Please remove State Street Navigator Securities Lending Portfolio III from the Agreement.

Please let me know if you have any questions.

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Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,
SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ James Hill
Name:	James Hill
Title:	Managing Director, Duly Authorized
Effective Date:	November 1, 2019

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